Exhibit A

Joint Filing Agreement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Dated: August 15, 2025

EAGLE POINT CREDIT MANAGEMENT LLC

By:	/s/ Courtney Fandrick
Name:	Courtney Fandrick
Title:	Chief Compliance Officer

THOMAS PHILIP MAJEWSKI

By:	/s/ Thomas P. Majewski
Name:	Thomas P. Majewski

All other materials which may be required to be filed as exhibits have been incorporated by reference herein.